NEUBERGER BERMAN EQUITY FUNDS

CLASS A

ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Climate Change Fund
Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Select Equities Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund

Dated: December 14, 2009